Exhibit 5.1

O’Melveny & Myers LLP 610 Newport Center Drive 17th Floor Newport Beach, CA 92660	T: +1 949 823 6900 F: +1 949 823 6994 omm.com	File Number: 0252827-00019
March 13, 2024
Evolus, Inc.
520 Newport Center Drive, Suite 1200
Newport Beach, CA 92660
Re:    Underwritten Offering of up to 4,087,100 Shares of Common Stock of Evolus, Inc.
Ladies and Gentlemen:
We have acted as special counsel to Evolus, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of 3,554,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), and the grant to the Underwriters (defined below) of an option to purchase an additional 533,100 shares of Common Stock (together with the Firm Shares, the “Shares”) pursuant to that certain underwriting agreement, dated as of March 11, 2024 (the “Underwriting Agreement”), by and among the Company and the several underwriters named therein (the “Underwriters”). The Shares are being offered and sold pursuant to a Registration Statement on Form S-3 (File No. 333-270370), including the amendments thereto (the “Registration Statement”), initially filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 8, 2023 and declared effective by the SEC on June 8, 2023, the prospectus included in the Registration Statement and the prospectus supplement (the “Prospectus Supplement”), dated March 11, 2024 and filed with the SEC.
In rendering the opinion below, we examined originals or copies of those corporate and other records and documents we considered appropriate. We assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.
Based on this examination, we are of the opinion that the issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.
The law governed by this opinion letter is limited to the present General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances of any other jurisdiction.
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus included in the Registration Statement or the Prospectus Supplement, other than as expressly stated herein with respect to the Shares.
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We hereby consent to the use of this opinion as an exhibit to a Current Report on Form 8-K and the incorporation by reference of this opinion as an exhibit to the Current Report on Form 8-K and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Respectfully submitted,

/s/ O’Melveny & Myers LLP